Exhibit 99.1

Table 1 – Preliminary Full Year 2007 Results — Reconciliation of Adjusted EBITDA to

Income (Loss) Before Income Taxes and Minority Interest (in millions)

Income (loss) before income taxes and minority interest	$(604)
Former parent legacy costs (benefit), net	(11)
Separation and restructuring costs	42
Merger costs	104
Separation benefits	50
Depreciation and amortization	545
Interest expense, net	523
Stock compensation costs	10
Start-up costs of the BH&G real estate brand	—
Apollo management fee	12
Proceeds related to the realization of a contingent asset (WEX)	12
Fair value adjustments for purchase accounting	21

$704

Our preliminary full year 2007 results have not yet been finalized by management and have not been audited by our independent registered public accounting firm. When our actual results for 2007 are finalized, they will be audited and will include any adjustments necessary, in the opinion of management, for a fair presentation of such information. Our actual audited full year 2007 financial results could vary materially from those included in this report.

Definitions

EBITDA is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations), income tax provision and minority interest).

Adjusted EBITDA is defined as EBITDA before former parent legacy costs (except as it relates to the WEX receivable proceeds), separation costs, restructuring costs, merger costs, stock compensation costs, separation benefits, net loss relating to the start-up of the Better Homes & Gardens real estate brand, and Apollo management fees. Adjusted EBITDA also excludes the effects of purchase accounting adjustments.

Investors should be aware that the term Adjusted EBITDA used herein is different from the definition of Adjusted EBITDA included in Realogy’s Registration Statement on Form S-4, as amended, declared effective on January 9, 2008 as the measure included in the Registration Statement is used for covenant compliance purposes under our debt agreements. Adjusted EBITDA, as used herein, does not make pro forma adjustments for non-cash bad debt expense reflected in 2007 results, mergers and acquisitions and franchise sales activity during 2007 as if they had occurred on January 1, 2007 or reflect the full year impact of cost cutting measures taken during the year as if they occurred on January 1, 2007, which adjustments are included in the definition of Adjusted EBITDA used for covenant compliance purposes.

The financial measures EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not GAAP measures. We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating performance of our operating businesses and provide greater transparency into our combined results of operations. EBITDA and Adjusted EBITDA are the measures used by our management, including our chief operating decision maker, to perform such evaluation. EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for net income or other statement of operations data prepared in accordance with GAAP and our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either measure in isolation, or as an alternative to pretax income or any other operating performance measure presented in accordance with GAAP.